Exhibit 99.1
Cholestech Announces Financial Results for Second Quarter of Fiscal 2006
Results Driven by Record Revenue and a 52% Increase in Operating Income
HAYWARD, Calif. — October 26, 2005 — Cholestech Corporation (NASDAQ: CTEC) today announced that its second quarter ended September 23, 2005 revenue increased 13% and EPS increased 57% over the prior year second quarter.
•	Net income increased 61% to $1.6 million from $1.0 million in the prior year quarter.
•	Gross margin improved from 57.7% in the prior year quarter to 61.0% for the current year quarter, driven by increases in the average selling price (ASP) for products in the core domestic LDX analyzer business.
•	Operating income increased 52% to $2.4 million, compared to an operating income of $1.6 million in the prior year quarter.
•	In September, Cholestech began shipping the first orders of its Cholestech LDX high sensitivity C-reactive protein (hs-CRP) test as moderately complex under the Clinical Laboratory Improvement Act (CLIA). C-reactive protein (CRP) is a systemic marker of inflammation that is useful in assessing risk of coronary heart disease.
For the second quarter ended September 23, 2005, Cholestech reported revenue of $15.3 million, representing a 13% increase over revenue of $13.5 million in the second quarter of the prior year. Domestic revenue in this quarter increased 16% over the prior year quarter which was primarily due to an increase in cassette units as well as increases in ASPs. Last week Cholestech announced that it is partnering with AstraZeneca (NYSE: AZN) to provide the hs-CRP test for the Cholestech LDX® System to rapidly pre-screen patients for eligibility to participate in a global multi-site clinical study sponsored by AstraZeneca.
For the second quarter ended September 23, 2005, net income was $1.6 million, or $0.11 per fully diluted share, compared to the second quarter of the prior year net income of $1.0 million, or $0.07 per fully diluted share.
For the six months ended September 23, 2005, revenue was $30.4 million, compared to revenue of $23.1 million for the prior year period. Net income for the first six months of fiscal 2006 was $3.2 million, or $0.21 per fully diluted share, compared to net income of $660,000, or $0.05 per fully diluted share, in the first six months of fiscal 2005.
Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “Our second quarter results were a solid improvement over the second quarter of the prior year and evidence the continued progress we have made in revenue growth and profitability. The improvement in the gross margin, along with a reduction in operating expenses to 45.1% of sales, resulted in a strong 15.9% operating margin for the quarter. We also launched our hs-CRP test cassette during the quarter. This important diagnostic test expands the utility of the LDX and enables us to continue our strategy of leveraging our LDX installed base with additional new tests.”
Investor Conference Call
Cholestech will conduct a conference call on its fiscal 2006 second quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 540-0559 or, from international locations, (785) 832-1508. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on November 9th by dialing (800) 934-7615 or from international locations, (402) 220-6981. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.
About Cholestech
Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX ™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.
Cholestech LDX® is a registered trademark and Cholestech GDX ™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.
Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: product goals and capabilities; and the continuation of Cholestech’s strategy of leveraging its LDX installed base with additional new tests. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for its current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process, the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
Warren E. Pinckert II	Jim Byers
President and Chief Executive Officer	Financial Dynamics
Cholestech Corporation	415-439-4504
510-732-7200	jbyers@fd-us.com
wpinckert@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	13 Weeks Ended		26 Weeks Ended
	9/23/2005	9/24/2004	9/23/2005	9/24/2004
Revenue	$15,286	$13,537	$30,351	$23,090

Cost of revenue	5,966	5,724	11,438	9,728

Gross profit	9,320	7,813	18,913	13,362

Operating expenses:
Sales and marketing	2,952	2,856	6,264	5,640
Research and development	1,265	972	2,331	1,874
General and administrative	2,672	2,390	5,427	4,833

Total operating expenses	6,889	6,218	14,022	12,347

Operating income	2,431	1,595	4,891	1,015

Net interest and other income	198	52	331	67

Income before provision for income taxes	2,629	1,647	5,222	1,082

Provision for income taxes	1,013	642	2,014	422

Net income	$1,616	$1,005	$3,208	$660

Net income per share:
Basic	$0.11	$0.07	$0.22	$0.05
Diluted	$0.11	$0.07	$0.21	$0.05

Shares used to compute net income per share:
Basic	14,665	14,227	14,642	14,195
Diluted	15,049	14,286	14,981	14,351

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands, unaudited)

	9/23/2005	3/25/2005
Cash, cash equivalents, marketable securities and long-term investments	$37,515	$33,468
Total assets	$76,358	$74,121
Long-term debt	—	—
Shareholders’ equity	$70,553	$66,592